SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------



                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Date of Report: May 5, 2003
                        (Date of earliest event reported)





                         PRINCIPAL FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     Delaware                     1-16725                      42-1520346
(State or other jurisdiction    Commission file number       (I.R.S. Employer
    of incorporation)                                     Identification Number)


                     711 High Street, Des Moines, Iowa 50392
                    (Address of principal executive offices)


              (Registrant's telephone number, including area code)
                                 (515) 247-5111

                               ------------------

ITEM 7.  EXHIBITS.

99.1    First Quarter 2003 Earnings Release.


ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 5, 2003, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended March 31, 2003. The text of the announcement is included herewith as
Exhibit 99.1.




                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                PRINCIPAL FINANCIAL GROUP, INC.


                                By:    /S/ MICHAEL H. GERSIE
                                     -------------------------------------------
                                Name:  Michael H. Gersie
                                Title: Executive Vice President and Chief
                                       Financial Officer



Date:  May 5, 2003

                                                                   Exhibit 99.1

RELEASE: On receipt                                  May 5, 2003
MEDIA CONTACT: Jeff Rader, 515-247-7883, rader.jeff@principal.com
INVESTOR RELATIONS
CONTACT: Tom Graf, 515-235-9500, investor-relations@principal.com

          PRINCIPAL FINANCIAL GROUP, INC. REPORTS FIRST QUARTER RESULTS

Des Moines, IA (May 5, 2003) -- Principal Financial Group, Inc. (NYSE: PFG) today announced quarterly net income for the three months ended March 31, 2003, of $155.7 million, or $0.47 per diluted share compared to a net loss of $34.9 million, or $0.10 per diluted share for the three months ended March 31, 2002. The company reported record operating earnings of $210.5 million for first quarter 2003, up 15 percent compared to $182.5 million for first quarter 2002. Operating earnings per diluted share for first quarter 2003 increased 24 percent to a record $0.63 compared to $0.51 for the same period in 2002. Operating revenues for first quarter 2003 increased 11 percent to $2,378.9 million compared to the same period last year, reflecting increases in all four of the company's operating segments.1

"The Principal's record first quarter performance was particularly strong, in light of a 26 percent drop in the S&P over the last 12 months," said J. Barry Griswell, chairman, president, and chief executive officer. "Operating earnings per share improved 24 percent, reflecting strong execution of our strategy and a continued focus on fundamentals - outstanding customer service, comprehensive employee benefit solutions, pricing discipline, and effective management of capital and expenses."

"Each of our operating segments made a strong contribution to first quarter results. Mortgage banking was the largest contributor, as segment earnings nearly doubled," said Griswell. "But we also experienced double-digit earnings growth from several other businesses including pension full service accumulation, Principal International, health insurance and disability insurance.

"Our dedication to quality has helped us build a tremendous reputation with small and medium sized businesses and their employees, an important driver of our continued success," said Griswell. "Our commitment was recognized again during the quarter, as we received the top client satisfaction rating in Boston Research Group's 401(k) plan sponsor satisfaction study.

"This strong customer focus, combined with our unrivaled distribution network, continues to fuel extraordinary sales growth. Pension full service accumulation sales reached a record $2.5 billion during the quarter, up 101 percent compared to a year ago. We also generated $288 million in individual annuity sales and $423 million in mutual fund sales, putting us on track for record 2003 sales of each of these key retirement and investment products," said Griswell.

"Importantly, our sales momentum over the past several quarters is generating outstanding deposit growth. In the first quarter, deposits for our U.S. asset accumulation businesses increased 29 percent to a record $6.2 billion, including full-service accumulation deposits of $3.6 billion," said Griswell. "Deposits are an important leading indicator of earnings growth, and our success in delivering deposit growth has clearly helped offset the negative impact of poor equity markets on our results."

Assets under management were $116.3 billion as of March 31, 2003, an increase of $5.2 billion, or 5%, compared to December 31, 2002, and a decrease of $3.9 billion, or 3%, compared to March 31, 2002. Excluding the sale of substantially all of BT Financial Group, assets under management have increased $13.8 billion, or 13%, from March 31, 2002.

                               SEGMENT HIGHLIGHTS

U.S. ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for first quarter 2003 were $97.5 million, compared to $100.2 million for the same period in 2002. The decline was primarily due to a $4.3 million decrease from Principal Global Investors, reflecting higher incentive compensation accruals due to continued improvement in Principal Global Investors' investment performance, and reflecting the expansion of asset management offshore operations. While operating earnings for the segment were down slightly, the pension business generated earnings of $81.9 million for first quarter 2003, a 7 percent increase over the same period a year ago, despite the difficult equity market environment over the past year. This reflects strong sales and excellent retention, which contributed to strong net cash flow from pension full-service accumulation operations of $1.8 billion for the quarter.

Operating revenues for the first quarter were $886.0 million, compared to $862.1 million for the same period in 2002. Increased revenues in the Individual Annuity and Principal Global Investors operations were the main contributors to the increase.

Segment assets under management continued to increase, reaching $97.5 billion as of March 31, 2003, compared to $92.3 billion as of December 31, 2002, and compared to $83.2 billion as of March 31, 2002.

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION

Operating earnings for the quarter were $6.6 million, compared to $1.2 million for the same period in 2002. Principal International, which consists of the company's international businesses outside the U.S. and Australia, had first quarter operating earnings of $6.6 million, compared to $2.0 million for the same period in 2002. Principal International's earnings growth reflects increased earnings from its Chilean operations, and from its Mexican pension business reflecting strong results from the second quarter 2002 Zurich AFORE acquisition.

As a result of the sale of substantially all of BT Financial Group, which closed on October 31, 2002, the operating earnings of BT reflect only the corporate overhead expenses allocated to BT. This treatment is pursuant to Statement of Accounting Standard No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS 144"), whereby all revenues and expenses (excluding corporate overhead allocated to the discontinued operations) are reported as discontinued operations. Therefore, first quarter 2002 operating results for BT reflect three months of allocated expenses with no corresponding activity in 2003.

Operating revenues for the segment were $76.8 million for first quarter 2003, compared to $75.9 million for the same period last year.

Assets under management for the segment were $4.9 billion as of March 31, 2003, compared to $4.4 billion as of December 31, 2002, and compared to $24.6 billion as of March 31, 2002. A $20.7 billion decrease from first quarter 2002 is attributable to the sale of substantially all of BT Financial Group. Assets under management for Principal International increased 26 percent compared to March 31, 2002.

LIFE AND HEALTH INSURANCE

Operating earnings for first quarter 2003 were $59.1 million, compared to $54.3 million for the same period in 2002. This increase was largely the result of improved loss ratios within the group medical, life, disability, dental, and vision businesses.

Operating revenues were $1,012.3 million for the quarter, compared to $978.5 million for the same period in 2002, largely as a result of increases within the group medical and disability operations. As expected, operating revenues were relatively flat in the Life business, as the company has shifted marketing emphasis in recent years from traditional premium-based products to fee-based universal life and variable universal life products. Unlike traditional premium-based products, universal life and variable universal life premium is not reported as GAAP revenue.

MORTGAGE BANKING

Operating earnings for the first quarter 2003 were $52.3 million compared to $26.5 million for the same period in 2002. Production earnings during the first quarter improved 310 percent to $109.6 million, compared to $26.7 million for the same period in 2002, due to increased mortgage loan production volume and increased margins. Servicing generated a loss of $57.3 million during the first quarter, compared to a loss of $0.2 million for the same period in 2002. The first quarter 2003 loss from servicing reflects: a $55.8 million loss from model refinements impacting the mortgage servicing rights valuation; a $9.0 million loss from other impairments of mortgage servicing rights (net of hedges); and $7.5 million of earnings from servicing operations.

Mortgage loan production was $15.5 billion in the first quarter 2003 compared to $10.0 billion in the year earlier period. At $113.3 billion as of March 31, 2003, the servicing portfolio also continued to grow at a solid pace during the quarter, up $5.6 billion from December 31, 2002, and up $24.3 billion compared to March 31, 2002.

Operating revenues increased 94 percent to $404.5 million for the quarter, compared to $208.7 million for the same period last year. Production related revenues increased $159.3 million, or 196 percent, and servicing revenues increased $36.5 million, or 29 percent, from the same quarter a year ago.

CORPORATE AND OTHER

Operating losses for first quarter 2003 were $5.0 million, compared to operating earnings of $0.3 million for the same period in 2002. The decline was primarily the result of lower investment yields in first quarter 2003 compared to the same period a year ago.

FORWARD LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements, including, without limitation, statements as to sales targets, sales and earnings trends, and management's beliefs, expectations, goals and opinions. These statements are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2002 filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation: competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; foreign currency exchange rate fluctuations; and investment portfolio risks.

OUTLOOK FOR SECOND QUARTER AND FULL YEAR 2003

Based on estimated net realized capital losses ranging from $40 to $60 million after-tax in the second quarter and of $170 million for 2003, the company expects second quarter 2003 net income to range from $0.37 to $0.47 per diluted share and 2003 net income to range from $1.73 to $1.88 per diluted share. The company expects second quarter 2003 operating earnings to range from $0.56 to $0.59 per diluted share and 2003 operating earnings to range from $2.25 to $2.40 per diluted share. These estimates include the impact of expensing employee stock options and the employee stock purchase plan of approximately 4 cents a share in 2003 and additional pension benefit expense of approximately 11 cents a share in 2003. These expectations are based on certain assumptions, including domestic equity market performance improvement, from March 31, 2003, of roughly two percent per quarter for the remainder of the year.

SHARE REPURCHASES

On November 26, 2002, the board of directors authorized a repurchase program of up to $300.0 million of our outstanding common stock. During first quarter 2003, we repurchased approximately 6.5 million shares for $184 million at an average price per share repurchased of $28.17.

STOCK OPTIONS

As communicated in the third quarter 2002 earnings release, The Principal began expensing employee stock options and the employee stock purchase plan, retroactive to January 1, 2002. This resulted in an after-tax expense of $2.6 million for the three months ended March 31, 2003, with no corresponding expense for the first quarter 2002.

EARNINGS CONFERENCE CALL

At 9:00 A.M. (CST) tomorrow, Chairman, President and CEO J. Barry Griswell and Executive Vice President and CFO Mike Gersie will lead a discussion during a live conference call. Parties interested in listening to the conference call live may access the call by accessing the webcast on the Principal Financial Group Investor Relations (IR) website (www.principal.com/investor) or by dialing
(800) 374-1609 (US callers) or (706) 643-7701 (International callers) approximately 10 minutes prior to the start of the call. To access the call, leader name is Tom Graf. Listeners can access an audio replay of the call on the IR website, or by calling (800) 642-1687 (US callers) or (706) 645-9291 (International callers). The access code needed for the replay is 9489438. Replays will be available through May 13, 2003. The financial supplement is currently available on our website and will be referred to during the conference call.

ABOUT THE PRINCIPAL FINANCIAL GROUP

The Principal Financial Group(R) (The Principal (R))2 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance and mortgage banking through its diverse family of financial services companies. More employers choose the Principal Financial Group for their 401(k) plans than any other bank, mutual fund, or insurance company in the United States3. A member of the Fortune 500, the Principal Financial Group has $116.3 billion in assets under management4 and serves some 13 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit WWW.PRINCIPAL.COM.

                                      # # #

         SUMMARY OF SEGMENT AND PRINCIPAL FINANCIAL GROUP, INC. RESULTS



                                                             OPERATING EARNINGS* (LOSS) IN MILLIONS
---------------------------------------------------- -------------------------------------------------------------
                                                                         THREE MONTHS ENDED,
                                                     -------------------------------------------------------------
                   SEGMENT                                     3/31/03                        3/31/02
---------------------------------------------------- ----------------------------- -------------------------------
             U.S. ASSET MANAGEMENT AND ACCUMULATION        $     97.5                    $     100.2
---------------------------------------------------- ----------------------------- -------------------------------
    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION               6.6                            1.2
    ------------------------------------------------ ----------------------------- -------------------------------
                          LIFE AND HEALTH INSURANCE              59.1                           54.3
---------------------------------------------------- ----------------------------- -------------------------------
                                   MORTGAGE BANKING              52.3                           26.5
---------------------------------------------------- ----------------------------- -------------------------------
                                CORPORATE AND OTHER              (5.0)                           0.3
---------------------------------------------------- ----------------------------- -------------------------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)             210.5                          182.5
---------------------------------------------------- ----------------------------- -------------------------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED             (54.1)                          63.2
---------------------------------------------------- ----------------------------- -------------------------------
                        OTHER AFTER-TAX ADJUSTMENTS              (0.7)                         (280.6)
---------------------------------------------------- ----------------------------- -------------------------------
                                NET INCOME (LOSS)**        $    155.7                    $     (34.9)
---------------------------------------------------- ----------------------------- -------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                          PER DILUTED SHARE
                                                                          THREE MONTHS ENDED,
---------------------------------------------------- ----------------------------- -------------------------------
                                                               3/31/03                        3/31/02
---------------------------------------------------- ----------------------------- -------------------------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)        $      0.63                   $       0.51
---------------------------------------------------- ----------------------------- -------------------------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED              (0.16)                          0.18
---------------------------------------------------- ----------------------------- -------------------------------
                        OTHER AFTER-TAX ADJUSTMENTS               -                             (0.79)
---------------------------------------------------- ----------------------------- -------------------------------
                                  NET INCOME (LOSS)        $      0.47                   $      (0.10)
---------------------------------------------------- ----------------------------- -------------------------------
       WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING              331.7                          360.7
                                                     ----------------------------- -------------------------------

*OPERATING EARNINGS VERSUS U.S. GAAP (GAAP) NET INCOME

Management uses operating earnings, which excludes the effect of net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments for goal setting, determining employee compensation, and evaluating performance on a basis comparable to that used by securities analysts. Segment operating earnings are determined by adjusting GAAP net income for net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments we believe are not indicative of overall operating trends. Note that after-tax adjustments have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of our businesses.

** Net income for the three months ended March 31, 2003 reflects net realized/unrealized capital losses of $54.1 million, which includes $52.7 million in credit losses, as well as $(0.7) million in other after-tax adjustments from discontinued operations. The net loss for the three months ended March 31, 2002 reflects net realized/unrealized capital gains of $63.2 million, primarily made up of $114.5 million in after tax gains from the sale of Coventry stock, partially offset by credit losses of $44.3 million, as well as $(280.6) million in other after-tax adjustments, primarily reflecting the $(280.9) million impact of SFAS 142 implementation.

                         PRINCIPAL FINANCIAL GROUP, INC.
                              RESULTS OF OPERATIONS
                                  (IN MILLIONS)
---------------------------------------------------------------------------------------------------------

                                                        -------------------------------------------------
                                                                      THREE MONTHS ENDED,
                                                        -------------------------------------------------
                                                                 3/31/03                 3/31/02
                                                        -------------------------------------------------

Premiums and other considerations                           $     905.5               $    885.7
Fees and other revenues                                           632.0                    432.9
Net investment income                                             836.0                    811.1
Net realized/unrealized capital gains (losses)                    (76.7)                   98.1
                                                        -------------------------------------------------
TOTAL REVENUES                                                  2,296.8                  2,227.8

Benefits, claims and settlement expenses                        1,195.2                  1,203.2
Dividends to policyholders                                         80.1                     82.4
Operating expenses                                                799.3                    592.2
                                                        -------------------------------------------------
TOTAL EXPENSES                                                  2,074.6                  1,877.8

Income from continuing operations before income
taxes                                                             222.2                    350.0
Income taxes                                                       65.8                    106.3
                                                        -------------------------------------------------
Income from continuing operations, net of taxes                   156.4                    243.7

Income (loss) from discontinued operations, net of
Taxes                                                              (0.7)                     2.3
                                                        -------------------------------------------------
Income before cumulative effect of accounting change              155.7                    246.0

Cumulative effect of accounting change, net of taxes                -                     (280.9)
                                                        -------------------------------------------------
NET INCOME (LOSS)                                           $     155.7               $    (34.9)

Less:
Net realized/unrealized capital gains (losses), as
adjusted                                                          (54.1)                    63.2
Other after-tax adjustments                                        (0.7)                  (280.6)
                                                        -------------------------------------------------
OPERATING EARNINGS                                          $     210.5               $    182.5
                                                        =================================================

BALANCE SHEET STATISTICS
                                                                3/31/03                 3/31/02
                                                                -------                ---------
Total assets (in billions)                                  $      91.8               $     88.8
Total equity (in millions)                                  $   6,836.8               $    598.0
Total equity excluding accumulated other
comprehensive income (in millions)                          $   5,995.3               $  6,625.6
End of period shares outstanding (in millions)                    328.0                    359.7
Book value per share                                        $      20.84              $     18.34
Book value per share excluding accumulated other            $      18.28              $     18.42
comprehensive income


                         PRINCIPAL FINANCIAL GROUP, INC.
           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP
                       (IN MILLIONS, EXCEPT AS INDICATED)

                                                                      THREE MONTHS ENDED,
                                                        -------------------------------------------------
                                                                 3/31/03                 3/31/02
                                                        -------------------------------------------------
DILUTED EARNINGS PER SHARE:
Operating Earnings                                            $       0.63           $       0.51
Net realized/unrealized capital gains/(losses)                       (0.16)                  0.18
Other after-tax adjustments                                           -                     (0.79)
                                                        -------------------------------------------------
Net income                                                    $       0.47           $      (0.10)
                                                        =================================================


BOOK VALUE EXCLUDING OTHER COMPREHENSIVE INCOME:
Book value excluding other comprehensive income               $      18.28           $      18.42
Net unrealized capital gains/(losses)                                 3.16                   0.65
Foreign currency translation                                         (0.60)                 (0.73)
                                                        -------------------------------------------------
Book value including other comprehensive income               $      20.84           $      18.34
                                                        =================================================

OPERATING REVENUES:
U.S. Asset Management and Accumulation                        $     886.0            $     862.1
International Asset Management and Accumulation                      76.8                   75.9
Life and Health Insurance                                         1,012.3                  978.5
Mortgage Banking                                                    404.5                  208.7
Corporate and Other                                                  (0.7)                  10.5
                                                        -------------------------------------------------
Total operating revenues                                          2,378.9                2,135.7
Net realized/unrealized capital gains (losses)                      (82.1)                  92.1
                                                        -------------------------------------------------
Total GAAP revenues                                           $   2,296.8            $   2,227.8
                                                        =================================================

OPERATING EARNINGS:
U.S. Asset Management and Accumulation                        $      97.5            $     100.2
International Asset Management and Accumulation                       6.6                    1.2
Life and Health Insurance                                            59.1                   54.3
Mortgage Banking                                                     52.3                   26.5
Corporate and Other                                                  (5.0)                   0.3
                                                        -------------------------------------------------
Total operating earnings                                            210.5                  182.5
Net realized/unrealized capital gains (losses)                      (54.1)                  63.2
Other after-tax adjustments                                          (0.7)                (280.6)
                                                        -------------------------------------------------
Net income                                                    $     155.7            $     (34.9)
                                                        =================================================

                         PRINCIPAL FINANCIAL GROUP, INC.
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP (CONTINUED)
                       (IN MILLIONS, EXCEPT AS INDICATED)

                                                                        THREE MONTHS ENDED,
                                                        -------------------------------------------------
                                                                 3/31/03                 3/31/02
                                                        -------------------------------------------------
NET REALIZED/UNREALIZED CAPITAL GAINS (LOSSES):
Total net realized/unrealized capital gains (losses)          $     (54.1)           $      63.2
Add:
Amortization of DPAC                                                 (3.7)                 (10.9)
Capital gains distributed                                            (1.6)                   -
Tax impacts                                                         (22.8)                  39.8
Minority interest capital gains                                       0.1                    -
Less:
Unearned front-end fee income                                         4.4                    2.6
Certain market value adjustments to fee revenue                      (9.8)                  (8.6)
                                                        -------------------------------------------------
GAAP net realized/unrealized capital gains (losses)           $     (76.7)           $      98.1
                                                        =================================================

OTHER AFTER TAX ADJUSTMENTS:
Demutualization expenses                                      $       -              $      (2.0)
SFAS 142 implementation                                               -                   (280.9)
Discontinued operations                                              (0.7)                   2.3
                                                        -------------------------------------------------
Total other after-tax adjustments                             $      (0.7)           $    (280.6)
                                                        =================================================

--------
1 We use a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While such measures are consistent with measures utilized by investors to evaluate performance, they are not a substitute for U.S. GAAP financial measures. Therefore, we have provided reconciliations of the non-GAAP financial measures, including consolidated operating earnings and consolidated operating revenues, to the most directly comparable U.S. GAAP financial measure at the end of the release. We adjust U.S. GAAP financial measures for items not directly related to ongoing operations. However, it is possible that these adjusting items have occurred in the past and could recur in the future. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by securities analysts.

2 "The Principal Financial Group" and "The Principal" are registered trademarks referring to Principal Financial Group, Inc.

3 CFO Magazine, April/May 2002, based on total plans served in 2001 by insurance companies, banks and investment firms.

4 As of March 31, 2003